EXHIBIT 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma combined condensed consolidated financial statements are based upon the historical consolidated financial statements of The Wendy’s Company (“The Wendy’s Company” or the “Company”) and Pisces Foods, L.P. ("Pisces") and have been prepared to illustrate the effect of the acquisition of Pisces for approximately $19.8 million in cash. Unless the context indicates otherwise, any reference in this report to the “Company,” “we,” “us,” and “our” refers to The Wendy’s Company together with its direct and indirect subsidiaries.

The unaudited pro forma combined condensed consolidated balance sheet combines the historical consolidated balance sheets of The Wendy's Company and Pisces as of April 1, 2012 and reflects the pro forma effect as if the acquisition of Pisces had occurred on that date. The unaudited pro forma combined condensed consolidated statements of operations for the three months ended April 1, 2012 and the year ended January 1, 2012 combine the historical statements of operations of The Wendy's Company and Pisces, adjusted to reflect the pro forma effect as if the acquisition of Pisces had occurred on January 3, 2011 (the first day of our 2011 fiscal year). The historical consolidated financial statements referred to above for The Wendy’s Company were included in its Quarterly Report on Form 10-Q for the quarter ended April 1, 2012 and Annual Report on Form 10-K for the year ended January 1, 2012. The historical financial statements referred to above for Pisces for the comparable periods are included in this Current Report on Form 8-K. The accompanying unaudited pro forma combined condensed consolidated financial information and the historical consolidated financial information presented therein should be read in conjunction with the historical consolidated financial statements and notes thereto for The Wendy’s Company described above. The historical financial statements of Pisces have been adjusted to reflect certain reclassifications to conform with the Company's financial statement presentation.

The unaudited pro forma combined condensed consolidated balance sheet and statements of operations include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the acquisition, (b) are factually supportable, and (c) with respect to the statement of operations, do not have a continuing impact on consolidated results. The pro forma adjustments are described in the accompanying combined notes to the unaudited pro forma combined condensed consolidated financial statements.

The unaudited pro forma combined condensed consolidated financial information does not reflect future events that may occur after the acquisition, including potential general and administrative savings. The unaudited pro forma combined condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred if the acquisition of Pisces had occurred on January 3, 2011 nor is it necessarily indicative of our future operating results. The pro forma adjustments are subject to change and are based upon currently available information.

THE WENDY’S COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
April 1, 2012
(In Thousands)

	Historical
	The Wendy's Company	Pisces Foods, L.P.	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$418,410	$3,980	$(3,935)	(a)	$398,655
			(19,800)	(b)
Accounts and notes receivable	72,074	—	(309)	(c)	71,765
Inventories	12,004	141	—		12,145
Prepaid expenses and other current assets	42,447	86	(86)	(a)	42,447
Deferred income tax benefit	91,689	—	—		91,689
Advertising funds restricted assets	77,289	—	—		77,289
Total current assets	713,913	4,207	(24,130)		693,990
Related party receivable	—	1,108	(1,108)	(a)	—
Properties	1,195,107	25,169	(10,245)	(a)	1,208,088
			(1,943)	(d)
Goodwill	872,032	1,964	(1,964)	(a)	877,156
			5,124	(e)
Other intangible assets	1,299,480	138	(138)	(a)	1,316,207
			16,727	(f)
Investments	118,969	—	—		118,969
Deferred costs and other assets	66,603	18	(18)	(a)	66,603
Total assets	$4,266,104	$32,604	$(17,695)		$4,281,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$7,705	$1,791	$(1,791)	(a)	$8,102
			397	(g)
Accounts payable	54,007	224	(224)	(a)	54,007
Accrued expenses and other current liabilities	184,560	2,167	(2,167)	(a)	184,443
			(117)	(c)
Advertising funds restricted liabilities	77,289	—	—		77,289
Total current liabilities	323,561	4,182	(3,902)		323,841
Long-term debt	1,344,687	11,317	(11,317)	(a)	1,359,061
			14,374	(g)
Deferred income	6,007	447	—		6,454
Deferred income taxes	475,908	—	—		475,908
Other liabilities	108,600	—	—		108,600
Commitments and contingencies
Stockholders’ equity	2,007,341	16,658	(16,658)	(a)	2,007,149
			(192)	(c)
Total liabilities and stockholders’ equity	$4,266,104	$32,604	$(17,695)		$4,281,013

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

THE WENDY’S COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Quarter Ended April 1, 2012
(In Thousands Except Per Share Amounts)

	Historical
	The Wendy's Company	Pisces Foods, L.P.	Pro Forma Adjustments		Pro Forma

Revenues:
Sales	$519,929	$11,111	$—		$531,040
Franchise revenues	73,258	—	(445)	(h)	72,813
	593,187	11,111	(445)		603,853
Costs and expenses:
Cost of sales	455,467	9,355	(445)	(h)	464,377
General and administrative	72,304	316	—		72,620
Depreciation and amortization	32,311	420	330	(i)	33,061
Impairment of long-lived assets	4,511	—	—		4,511
Facilities relocation and other transition costs	5,531	—	—		5,531
Transaction related costs	612	—	—		612
Other operating expense, net	1,535	—	—		1,535
	572,271	10,091	(115)		582,247
Operating profit	20,916	1,020	(330)		21,606
Interest expense	(28,235)	(163)	163	(j)	(28,540)
			(305)	(k)
Gain on sale of investment, net	27,407	—	—		27,407
Other income, net	1,524	27	—		1,551
Income from continuing operations before income taxes	21,612	884	(472)		22,024
Provision for income taxes	(6,878)	(20)	179	(l)	(6,719)
Income from continuing operations	$14,734	$864	$(293)		$15,305

Basic income from continuing operations per share:	$0.03				$0.04
Diluted income from continuing operations per share:	$0.03				$0.04

Weighted average number of basic shares outstanding:	389,701				389,701
Weighted average number of diluted shares outstanding:	392,275				392,275

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

THE WENDY’S COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended January 1, 2012
(In Thousands Except Per Share Amounts)

	Historical
	The Wendy's Company	Pisces Foods, L.P.	Pro Forma Adjustments		Pro Forma
Revenues:
Sales	$2,126,544	$44,965	$—		$2,171,509
Franchise revenues	304,814	—	(1,811)	(h)	303,003
	2,431,358	44,965	(1,811)		2,474,512
Costs and expenses:
Cost of sales	1,816,109	38,587	(1,811)	(h)	1,852,885
General and administrative	292,390	858	—		293,248
Depreciation and amortization	122,992	1,751	1,250	(i)	125,993
Impairment of long-lived assets	12,883	—	—		12,883
Transaction related costs	45,711	—	—		45,711
Other operating expense, net	4,152	—	—		4,152
	2,294,237	41,196	(561)		2,334,872
Operating profit	137,121	3,769	(1,250)		139,640
Interest expense	(114,110)	(746)	746	(j)	(115,331)
			(1,221)	(k)
Investment income, net	484	—	—		484
Other income (expense), net	945	(1)	—		944
Income from continuing operations before income taxes	24,440	3,022	(1,725)		25,737
Provision for income taxes	(6,528)	(71)	656	(l)	(5,943)
Income from continuing operations	$17,912	$2,951	$(1,069)		$19,794

Basic income from continuing operations per share:	$.04				$.05
Diluted income from continuing operations per share:	$.04				$.05

Weighted average number of basic shares outstanding:	405,224				405,224
Weighted average number of diluted shares outstanding:	407,180				407,180

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

THE WENDY’S COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(In Thousands)

Description of Transaction and Basis of Presentation

The unaudited pro forma combined condensed consolidated financial statements are based upon the historical consolidated financial statements of The Wendy’s Company (“The Wendy’s Company” or the “Company”) which were included in its Quarterly Report on Form 10-Q for the quarter ended April 1, 2012 and Annual Report on Form 10-K for the year ended January 1, 2012 and Pisces Foods, L.P. ("Pisces") financial statements for the comparable periods which are included in this Current Report on Form 8-K. Unless the context indicates otherwise, any reference in this report to the “Company,” “we,” “us,” and “our” refers to The Wendy’s Company together with its direct and indirect subsidiaries. The unaudited pro forma combined condensed consolidated statements of operations reflect the acquisition of Pisces as if it had occurred on January 3, 2011 (the first day of our 2011 fiscal year). The unaudited pro forma combined condensed consolidated balance sheet as of April 1, 2012 reflects such acquisition as if it had occurred on that date.

In accordance with generally accepted accounting principles in the United States, the acquisition of Pisces is being accounted for using the purchase method of accounting. As a result, the unaudited pro forma combined condensed consolidated balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired based primarily on the Company's review of a fair value assessment and the excess purchase price to goodwill. The purchase price allocation in these unaudited pro forma combined condensed consolidated financial statements is based upon a purchase price of approximately $19.8 million.

Pro Forma Adjustments

On June 11, 2012, Wendy’s International, Inc. ("Wendy's"), an indirect wholly-owned subsidiary of The Wendy's Company, completed the purchase of 30 Wendy's restaurants (Pisces) in the Austin, Texas area from Near Holdings, L.P., David Near and Jason Near (collectively, the "Sellers") for $19.8 million, pursuant to the terms of the Asset Purchase Agreement by and among Wendy's and the Sellers dated as of June 5, 2012 (the "Agreement"). Wendy's also agreed to lease the real estate, buildings and improvements related to 23 of the acquired restaurants from the Sellers, which are reflected as capitalized lease obligations in the April 1, 2012 unaudited pro forma combined condensed consolidated balance sheet, and to assume the leasehold interests in the real estate, buildings and improvements related to seven of the acquired restaurants.
The following pro forma adjustments are included in the unaudited pro forma combined condensed consolidated balance sheet and/or the unaudited pro forma combined condensed consolidated statements of operations:

(a)	The elimination of Pisces non-retained assets, liabilities and equity.

(b)	Total purchase price paid in cash to the Sellers.

(c)
The elimination of Wendy's franchise receivable due from Pisces pursuant to the terms of its franchise agreement as further mentioned in adjustment (h) below and the net related effect on Stockholders' Equity with the related tax effect included in accrued taxes.

(d)	A decrease to reflect the fair value of properties acquired from the Sellers.

THE WENDY’S COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(In Thousands)

(e)	The preliminary allocation of purchase price as a result of the acquisition and estimated goodwill as summarized below:

Total purchase price	$19,800
Tangible assets acquired:
Cash	45
Inventories	141
Properties	12,981
Total assets acquired	13,167
Capitalized lease obligations (see (g) below)	(14,771)
Deferred vendor incentive (1)	(447)
Tangible liabilities, net of assets, acquired	(2,051)
Excess of purchase price over fair value of tangible liabilities, net of assets, acquired	21,851
Allocations to:
Acquired territory rights	17,380
Favorable ground leases	170
Unfavorable leases	(823)
Total allocations	16,727
Goodwill (estimated)	$5,124
__________________________

(1) Included in Deferred income.

(f)	Allocations of excess purchase price over fair value of tangible liabilities, net of assets, acquired to identified intangible assets as discussed above in adjustment (e).

(g)	Capitalized lease obligations recorded pursuant to the terms of the Agreement.

(h)	The elimination of Wendy's franchise revenues and the related franchise royalty expense incurred by Pisces pursuant to the terms of its franchise agreement.

(i)
A net increase in depreciation and amortization related to the amortization of acquired territory rights with an average 12 year useful life, partially offset by a decrease in depreciation due to a decrease in the fair value of properties as discussed in adjustment (d).

(j)	The elimination of Pisces interest expense. Pisces debt was not assumed by Wendy's in the transaction.

(k)	Interest expense related to the capital lease obligations discussed above in adjustment (g).

(l)	The effect on income taxes related to the transaction.